Exhibit 23.4

CONSENT OF BMI APPRAISALS LIMITED

We consent to the use of our name and the reference to our report dated 5 December, 2022 with respect to China’s wine and Chinese Spirits Market Research (our reference number: G3077/O25769/OS22091P/6851(R2)) under the headings “Prospectus Summary” and “Business” in the Registration Statement on Form S-1.

Suite 01-08, 27th Floor
Shui On Centre

6-8 Harbour Road
Wanchai, Hong Kong

14 February 2023